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                                                                    EXHIBIT 23.4



The Board of Directors
Physicians First, Inc.



We consent to the incorporation by reference in the registration statement on Form S-8 of FPA Medical Management, Inc. filed on November 25, 1996 of our report dated March 29, 1996, relating to the consolidated balance sheets of Physicians First, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1995 which report is incorporated by reference in a report on Form 8-K of FPA Medical Management, Inc. dated November 12, 1996.



/s/ KPMG Peat Marwick LLP



Miami, Florida
November 25, 1996